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CUSIP No. 607235504
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EXHIBIT 2

                                 PROMISSORY NOTE


PRINCIPAL AMOUNT: $800,000                       DATE OF NOTE: November 15, 2000
                                       PLACE OF EXECUTION: Jacksonville, Florida

     This Promissory Note (this "Note") is between FORTUNE FINANCIAL, INC., a Florida Corporation ("Borrower"), and Mid-Ohio Securities Corp., FBO R. Lee Smith (Acct. 15051) ("Lender"). The parties hereto agree as follows:

1. LOAN.

     (a) PROMISE TO PAY. Borrower promises to pay to the order of Lender or his assigns, with an address at c/o R. Lee Smith, 1200 Riverplace Blvd., Suite 902, Jacksonville, FL 32207, the principal amount of Eight Hundred Thousand and no/100 Dollars ($800,000.00), together with interest on the unpaid principal balance from the date hereof, until paid in full.

     (b) PAYMENT. Borrower will repay the Note in twenty (20) principal payments of $40,000.00 each. Borrower's first principal payment is due January 1, 2001, and all subsequent principal payments are due on the same day of each month thereafter. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest at the rate of nine percent (9.00%) per annum due as of each payment date. Borrower's first interest payment is due December 1, 2000, and all subsequent interest payments are due on the same day of each month thereafter and at maturity. Interest on this Note is computed on a 365/360 simple interest basis; by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

     (c) DISCRETIONARY PREPAYMENT. On five (5) days' prior written notice to the Lender, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the existing payment schedule, but will reduce the principal balance due.

     (d) MANDATORY PREPAYMENT. In the event that Borrower closes the sale of its wholly-owned subsidiary, Fortune Life Insurance Company, pursuant to that certain Stock Purchase Agreement dated July 25, 2000 by and between Fortune Life Investment Company and Fortune Financial, Inc., Borrower will simultaneously

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with the closing of such transaction pay to Lender a principal payment in the amount of $300,000.00. Payments under preceding sentence of this Section 1(d) will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the existing payment schedule, but will reduce the principal balance due. In the event Borrower closes the sale of its wholly-owned subsidiary Pegasus Insurance Company, or in the event that Borrower closes a transaction or transactions for the investment in Borrower of at least $13,000,000 prior to the second anniversary of the date of this Note, such as the Preferred Stock Purchase Agreement dated as of November 14, 2000 by and between Borrower and The Crown Group, Inc., Borrower will, in addition to any payment made pursuant to the preceding sentence of this Section 1(d), simultaneously with the closing of such transaction pay to Lender in a single payment the entire outstanding principal amount and all accrued but unpaid interest and all other sums owing hereunder.

     (e) DEFAULT RATE. Upon the occurrence of an "Event of Default" (as defined below) or if Borrower shall fail to receive at least $13,000,000 in cash proceeds on or before December 31, 2000 from the issuance of its equity securities after the date hereof, the unpaid principal (and accrued but unpaid interest) of the Note shall bear interest at a rate of fourteen percent (14%) per annum ("Default Rate"); provided, however, that the Default Rate shall not apply during any period during which an Event of Default does not exist and Borrower shall have secured this Note with a perfected valid security interest in the collateral currently securing the SouthTrust Loan (as defined in the Securities Purchase Agreement).

2. BORROWER'S COVENANTS. Until full payment and performance of the Note, unless Lender otherwise consents in writing:

     (a) WAIVERS BY BORROWER. Borrower waives notice of the creation, advance, increase, existence, extension or renewal of, and of any indulgence with respect to, the Note; waives presentment, demand, notice of dishonor, and protest; and waives notice of the amount of the Note outstanding at any time, notice of any Event of Default and all other notices respecting the Note.

     (b) TAXES. Borrower agrees to indemnify and hold Lender harmless against liability for the payment of documentary stamp tax (including interest and penalties) (if applicable), that may be determined to be payable with respect to the Note.

3. DEFAULT; REMEDIES.

     (a) EVENT OF DEFAULT. An event of default ("Event of Default") shall occur if (a) Borrower fails to timely and properly pay any amount due hereunder when due, (b) Borrower fails to observe, keep or perform any other term, covenant, agreement

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or condition in this Note or the Securities Purchase Agreement (as hereinafter defined) or any document, agreement or instrument contemplated to be entered into or issued and delivered pursuant thereto and does not cure such failure within ten (10) days after written notice from Lender to Borrower of such failure; (c) any representation or warranty of the Borrower contained in the Securities Purchase Agreement shall have been untrue in any material respect when made, (d) Borrower or any subsidiary of the Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; (e) an event that with the giving of notice or the passing of time would constitute an Event of Default occurs after the date hereof under any indebtedness for borrowed money of the Borrower or any subsidiary of the Borrower or any agreement in connection with that certain Credit Agreement (for a $12,000,000 line of credit) dated October 24, 1995 by and between Borrower (f/k/a Mobile America Corporation) and SouthTrust Bank (successor to SouthTrust Bank of Alabama, National Association) as in effect on the date hereof without giving effect to any future amendments, consents or waivers, (e) there shall have been rendered against the Borrower or any of its subsidiaries final judgments, individually or in the aggregate, in an amount of $1,000,000 or more by a court or courts of competent jurisdiction, which shall remain undischarged for a period (during which execution thereof shall not be effectively stayed) of 15 days after the date on which any period for appeal has expired, (f) there shall have occurred a materially adverse change in the financial condition or results of operations of the Borrower and its subsidiaries taken as a whole, or (g) any insurance regulatory authority shall revoke or suspend the license of any of Borrower's insured subsidiaries or issue any order or decree of supervision, receivership, rehabilitation or liquidation with respect to any such subsidiary.

     (b) RIGHTS AND REMEDIES. If any Event of Default shall occur, then Lender may at Lender's option take any or all of the following remedies:

           i. ACCELERATION. Lender may declare the entire unpaid principal balance of the Note and all accrued unpaid interest, costs and fees to become immediately due and payable. Upon any Event of Default, or if the Note is not paid at final maturity, Lender, at its option, may add any unpaid accrued interest, costs and fees to principal and such sum will bear interest therefrom until paid at the Default Rate provided in this Note but in no event at an effective total interest rate on the Note greater than the rate permitted by applicable law.

           ii. COLLECTION OF DEBT. Borrower will pay Lender's costs and expenses of collection, which includes, subject to any limits under applicable law, Lender's reasonable attorneys' and paralegals' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' and paralegals' fees and legal expenses for bankruptcy proceedings (including efforts to modify or

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vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services.

The foregoing remedies of Lender will be in addition to, and not a limitation upon, any rights and powers of Lender given by law or otherwise.

4. CONVERSION PRIVILEGE.

     (a) CONVERSION. Subject to and upon compliance with the provisions of this
Section 4, the Lender shall have the right, at his option, at any time and from time to time prior to maturity, to convert all or any portion of the principal hereof, accrued and unpaid interest hereon and other amounts owing hereunder outstanding, into that number of fully paid and nonassessable shares of Stock (as defined in the Securities Purchase Agreement (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the amount to be converted by the Conversion Price (as hereinafter defined) and by surrender of the Note, such surrender to be made in the manner provided in Section 4(b) hereof. "Conversion Price" means the initial conversion price of $75 per share, as adjusted in accordance with the provisions of 4(d) hereof.

     (b) MANNER OF EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege, the Lender shall surrender this Note at the Borrower's principal executive office and shall give written notice to the Borrower at such office that the Lender elects to convert such Note or the portion thereof specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of this Note, as aforesaid, the Borrower shall issue and shall deliver at such office or agency to the Lender, or on his written order, a certificate or certificates for the number of full shares of Stock issuable upon the conversion of this Note or portion thereof in accordance with the provisions of this Section 4. In case of a partial conversion of this Note, the Borrower shall execute and deliver to or upon the order of the Lender of the Note so surrendered a Note or Notes in the principal amount equal to the unconverted portion of this Note. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such Note shall have been surrendered and such notice received by the Borrower as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of records of the shares represented thereby at such time and such conversions shall be at the Conversion Price in effect at such time, unless the stock transfer books of the Borrower shall be closed on that date, in which event such person or persons shall

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be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open.

     (c) FRACTIONAL SHARES. Fractional shares of Stock shall be issued upon conversion of this Note, as appropriate.

     (d) ADJUSTMENT OF THE CONVERSION PRICE. The Conversion Price shall be adjusted from time to time as follows: In case the Borrower shall hereafter (i) pay a dividend or make a distribution on its Stock in shares of Stock, (ii) subdivide its outstanding shares of Stock into a greater number of shares, (iii) combine its outstanding shares of Stock into a smaller number of shares or (iv) issue by reclassification of its Stock any shares of capital stock of the Borrower, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Lender surrendering any part of this Note for conversion shall be entitled to receive the number of shares of Stock or other capital stock of the Borrower which he would have owned immediately following such action had this Note been so converted immediately prior thereto. An adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the Lender surrendering this Note for conversion shall become entitled to receive shares of two or more classes of capital stock (including shares of Common stock and other capital stock) of the Borrower, the Board of Directors (whose determination shall be conclusive and shall be described in a statement provided to the Lender) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Stock and other capital stock.

     (e) THE BORROWER TO PROVIDE STOCK. The Borrower covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Stock for the purpose of effecting conversions of this Note, the full number of shares of Stock deliverable upon the conversion of this Note not theretofore converted.

     Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Stock deliverable upon conversions of the Notes, the Borrower will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Borrower may validly and legally issue fully paid and nonassessable shares of Stock at such adjusted Conversion Price.

     Prior to the delivery of any other securities which the Borrower shall be obligated to deliver upon conversion of this Note, the Borrower will comply with all

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Federal and State laws and regulations thereunder regarding the issuance of such securities or any approval of or consent to the delivery thereof by, any governmental authority.

     (f) TAXES ON CONVERSIONS. The Borrower will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Stock on conversions of this Note pursuant hereto; provided, however, that the Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Stock in a name other than that of the Lender and no such issue or delivery shall be made unless and until the Lender has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax has been paid.

     (g) COVENANT AS TO STOCK. The Borrower covenants that all shares of Stock which may be delivered upon conversions of this Note will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

     (h) CONSOLIDATION OR MERGER. Notwithstanding any other provision herein to the contrary, in case of any consolidation or merger to which the Borrower is a party other than a merger or consolidation in which the Borrower is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Borrower as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Borrower), there shall be no adjustment under this
Section 4 but the Lender shall have the right thereafter to convert this Note into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had this Note been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and in any case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interests thereafter of the Lender hereunder, to the end that the provisions set forth in this Section 4 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of this Note. The above provisions of this subsection (h) shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

5. MISCELLANEOUS.

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     (a) PARTIES BOUND. No right, power, privilege and immunity herein granted to Lender or of Borrower hereunder may in any way be assigned, transferred or sold, without the prior written consent of the other party except as otherwise provided herein.

     (b) WAIVER. No delay of Lender in exercising any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by Lender of any right hereunder or of any Event of Default by Borrower shall be binding unless in writing, and no failure by Lender to exercise any power or right hereunder or waiver of any default by Borrower shall operate as a waiver of any other or further exercise of such right or power or of any further Event of Default. Each right, power and remedy of Lender as provided for herein shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Lender of any or all other such rights, powers or remedies.

     (c) MODIFICATIONS. No provision hereof shall be modified or limited except by a written agreement expressly referring hereto and to the provisions so modified or limited and signed by Borrower and Lender.

     (d) PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein.

     (e) APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, without application of principles of conflicts of laws.

     (f) ENTIRE AGREEMENT. This Note constitutes the entire understanding and agreement of the parties as to the matters set forth herein and supersedes all prior understandings and correspondence, oral or written, with respect to the subject matter hereof.

     (g) INTEREST. Borrower does not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "charge or collect"), any amount in the nature of interest or in the nature of a fee for this Note, which would in any way or event (including demand, prepayment, or acceleration) cause Lender to charge or collect more for the Note than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Florida (as applicable). Any such

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excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance due under the Note.

     (h) SECURITIES PURCHASE AGREEMENT. This Note is issued pursuant to the terms of and is entitled to the benefits of that certain Securities Purchase Agreement dated the date hereof among the Company and the Lender, among others.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

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
                                    BORROWER:

                                    FORTUNE FINANCIAL, INC.



                                    By: /s/ J. JOHN WORTMAN
                                        ----------------------------
                                        J. John Wortman
                                        President and Chief Executive Officer
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